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                                                                   EXHIBIT 10.26

February 28, 2000



F. Terry Bean
2644 Yorktown Place
Houston, TX 77506


Dear Terry:

We are very pleased to extend you an offer to serve as Senior Vice President - Human Resources for Webvan Group, Inc. ("Webvan Group").

Terry, all of us at Webvan Group believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this internet commerce company.

This letter serves as an offer of employment to you from Webvan Group. The terms of the offer supersede all prior oral and written communications between you and Webvan Group or any representative thereof. Please sign this offer letter and hand deliver or return by FAX (650-627-3921).

POSITION

Your job title will be Senior Vice President - Human Resources.

EFFECTIVE DATE

Your first date to report to work at Webvan Group, 310 Lakeside Drive, Foster City, CA 94404, will be March 14, 2000, or earlier if possible.

DUTIES

You will report to the President and Chief Executive Officer of Webvan Group. Your primary responsibility will be to lead the human resources department for Webvan Group and its subsidiaries, along with all other duties as assigned by the President and Chief Executive Officer.

SALARY; HOUSING LOAN

Your salary shall be $25,000.00 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed on an annual basis in accordance with review procedures established in connection with salary review for officers of Webvan Group.


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In addition, you will receive a "sign-on" bonus of $50,000.00. In the event that your employment with Webvan Group is terminated voluntarily, by you, or by Webvan Group for Cause, prior to September 14, 2000, you agree to reimburse Webvan Group for the full amount of this "sign-on" bonus ($50,000.00).

Webvan Group will reimburse you for the costs of your accommodations in the Bay area for three months following the Effective Date, up to a maximum of $3000 per month. In addition, Webvan Group will reimburse you for all actual reasonable moving expenses. In each case reimbursement will be made following presentation to Webvan Group of receipts therefor.

Webvan Group will loan you an amount, up to $500,000, in connection with your purchase of a house in the Bay Area. This loan will have a term of 36 months and have an interest rate (compounded semi-annually) equal to the minimum applicable federal rate (as published by the Internal Revenue Service). You will not be obligated to pay the first year of interest and thereafter will pay interest on a quarterly basis, in accordance with a schedule to be attached to the loan. The principal on the loan is due and payable at the end of the loan term. However, both the principal and interest may be prepaid by you with no penalty.


INCENTIVE PLAN

You shall be granted a stock option (the "Option") to purchase 500,000 shares of Webvan Group's common stock at the fair market value thereof, which will be determined by the Board of Directors on the date of grant. This Option will be an incentive stock option to the extent permitted under the IRS rules and a nonstatutory stock option as to any remaining shares. The Option shall vest at the rate of 25% of the shares subject to the Option at the end of twelve months from the vesting commencement date (being the date on which you first report to work for Webvan Group) (the "First Anniversary") and at the rate of 6.25% of the shares subject to the Option each three months thereafter, so that 100% of the Option shall be vested after four years, subject to your continued full-time employment with the Webvan Group as of each vesting date. Except as specified herein, the Option is in all respects subject to the terms and conditions of Webvan Group's 1997 Stock Plan (the "Stock Plan") and standard form of option agreement thereunder.

You shall also be granted an additional stock option (the "Additional Option") to purchase 50,000 shares of Webvan Group's common stock at the fair market value thereof, which will be determined by the Board of Directors on the date of grant. This Additional Option will be an incentive stock option to the extent permitted under the IRS rules and a nonstatutory stock option as to any remaining shares. The Additional Option shall vest on the date your employment commences; provided, however, that in the event that your employment with Webvan Group is terminated voluntarily, by you, or for Cause, prior to September 14, 2000, the Additional Option shall be forfeited as follows: (1) the Additional Option to the extent not then exercised, shall terminate as of the date


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of termination of your employment and (2) any shares purchased by you upon exercise of the Additional Option prior to September 14, 2000 shall be subject to Webvan Group's right to repurchase such shares at the price paid therefor by you and shall, accordingly, be subject to restrictions on sale by you prior to September 14, 2000 unless prior to such date (I) such restrictions are waived by the President and CEO of Webvan Group or (II) your employment is terminated prior to such date other than voluntarily by you or with Cause. Except as specified herein, the Additional Option is in all respects subject to the terms and conditions of the Stock Plan and standard form of option agreement thereunder.

BENEFITS

You will receive the standard benefits for full-time Associates at Webvan Group ("Benefits"). These Benefits are listed and explained in the Webvan Group Associate Handbook, administered via TriNet Employer Group. A copy of the policies and benefits section of the handbook will be provided for your information.

In addition, Webvan Group makes available a 401(k) plan to all employees at the beginning of the month following Employee's date of hire. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. Webvan Group will match 100% of the first $500 and 25% thereafter up to a maximum employer match of $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.

NON-DISCRIMINATION

Webvan Group is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.

PROPRIETARY INFORMATION

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.

OUTSIDE WORK

All Webvan Group Associates are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time Associates are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

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AT-WILL EMPLOYMENT

The relationship between you and Webvan Group will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the Webvan Group Associate Handbook, any Webvan Group document, or any verbal statements made to you by representatives of Webvan Group. Consequently, the employment relationship between you and Webvan Group can be terminated at will, either by you or Webvan Group, with or without Cause or advance notice.

In the event that your employment with Webvan Group is terminated by Webvan Group without Cause prior to the First Anniversary, Webvan Group agrees that 25% of the shares subject to the Option shall vest and become exercisable; in the event that your employment with Webvan Group is terminated by Webvan Group without Cause on or after the First Anniversary, Webvan Group agrees that the portion of the Option which is unvested on the effective date of your termination shall vest and become exercisable to the extent it would have been exercisable had you remained employed for a period of six (6) months following the effective date of such termination. In the event that your employment with Webvan Group is terminated by Webvan Group without Cause, Webvan Group agrees that you will receive six months salary and Benefits as severance; in addition to this six month severance package, if you have not obtained other employment during such six month period, you will continue to receive full salary and Benefits (but, for the sake of clarity, not additional vesting of the Option) for a period of up to another six (6) months or, if earlier, until subsequent employment is obtained.

"Cause" as used in this offer letter shall mean (i) your engaging in conduct that constitutes willful gross neglect of or gross misconduct in carrying out your duties hereunder (other than a failure to perform your duties resulting from your incapacity due to mental or physical illness), (ii) any act of fraud, embezzlement or dishonesty, or any other act or acts on your part constituting a felony under the laws of the United States or any state thereof, (iii) the unauthorized use or disclosure of confidential information or trade secrets of Webvan Group or any other intentional misconduct that adversely affects the business or affairs of Webvan Group in a material manner, or (iv) your use of narcotics, liquor or illicit drugs which, as determined by Webvan Group's Board of directors, has a detrimental effect on your ability to perform your employment responsibilities.

PERSONNEL POLICIES

Webvan Group has an Associate Handbook. The policies in the Associate Handbook and such other policies as Webvan Group adopts for its employees govern the relationship between Webvan Group and its Associates. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.

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This offer is contingent on compliance with the Immigration Reform and Control
Act of 1986, which requires the company to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification form I-9, with instructions, as required by such act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.


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We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/ George T. Shaheen


George T. Shaheen
President and Chief Executive Officer



I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.



Accepted:    /s/ F. Terry Bean   Date:   February 28, 2000


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